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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) - April 21, 1999


                             United National Bancorp
               (Exact Name of Registrant as Specified in Charter)


                                   NEW JERSEY
                 (State or Other Jurisdiction of Incorporation)

                         000-16931                       22-2894827
              (Commission File Number)         (IRS Employer Identification No.)

                1130 Route 22 East, Bridgewater, New Jersey 08807
                    (Address of Principal Executive Offices)

                                   908-429-2200
                         (Registrant's Telephone Number)


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Item 5. Other Events

                  On April 21, 1999, United National Bancorp ("UNB") issued a press release reporting a net loss of $2,574,000 or $0.17 per diluted share for the first quarter, 1999, compared to net income of $4,830,000 or $0.32 per diluted share for the corresponding 1998 period. UNB reported that income in the first quarter was reduced by one time charges, net of taxes, totaling $7,992,000 or $0.53 per diluted share. The one-time charges, net of taxes, include $7,256,000 relating to the acquisition of Raritan Bancorp Inc. and $736,000 relating to the sale of certain non-performing assets.

                  Excluding one time charges, UNB reported operating earnings, net of taxes, of $5,418,000 or $0.36 per diluted share, a 12.2% increase over the corresponding 1998 period. Adjusted return on average assets and adjusted return on average equity were 1.13% and 13.48%, respectively, excluding one time charges, in the first quarter, 1999, compared to 1.09% and 13.29%, respectively, for the same period in 1998.

                  UNB's total assets at March 31, 1999 were $1,961,000,000. Loans, net of unearned income, totaled $1,078,000,000 and deposits were $1,418,000,000 at March 31, 1999.

                  United National Bancorp, headquartered in Bridgewater, New Jersey, is a $2 billion asset commercial bank holding company whose principal subsidiary is United National Bank. United National Bank operates 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey.

                  A copy of UNB's press release is attached to this Form 8-K as an Exhibit.



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Item 7. Exhibits.

        Exhibit 99                Press Release dated April 21, 1999.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                United National Bancorp


Dated: April 26, 1999                      By:  RALPH L. STRAW, JR.
                                               -----------------------------
                                                Ralph L. Straw, Jr. Esq.
                                                Executive Vice President and
                                                General Counsel & Cashier